Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 6, 2014, relating to the consolidated financial statements and financial statement schedule of Pinnacle Foods Inc., and the effectiveness of Pinnacle Foods Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Pinnacle Foods Inc. for the year ended December 29, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

September 8, 2014